The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

$600,000,000
Nissan Auto Receivables 2008-C Owner Trust
Issuing Entity
Nissan Auto Receivables Corporation II,
Depositor
Nissan Motor Acceptance Corporation,
Servicer/Sponsor

Supplement, dated December 1, 2008 (subject to completion)
to
Preliminary Prospectus Supplement, dated December 1, 2008 (subject to completion)
to
Prospectus dated December 1, 2008

     This Supplement should be read in conjunction with the Preliminary Prospectus Supplement, dated December 1, 2008, and the Prospectus, dated December 1, 2008.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined if the prospectus supplement (as supplemented by this supplement) or the prospectus that accompanies the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
     The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus at your request by calling toll-free 1-866-669-7629.

     The Preliminary Prospectus Supplement referenced above is hereby supplemented as follows:
Front Cover Page:
•	The total principal amount of the Notes indicated on the top of the front cover page should read: $600,000,000.

•	The column titled “Principal Amount” should read:

		Principal Amount
Class A-1 Notes		$124,000,000
Class A-2a Notes	}	$185,000,000
Class A-2b Notes
Class A-3a Notes	}	$157,000,000
Class A-3b Notes
Class A-4a Notes	}	$134,000,000
Class A-4b Notes
Total		$600,000,000
•	The first bullet point under the section titled “Enhancement” should read: “Reserve account, with an initial deposit of at least $1,570,697.09 and subject to adjustment as described in this prospectus supplement.”

•	The third bullet point under the section titled “Enhancement” should read: “Certificates with an original principal balance of at least $28,278,834.97 are subordinated to the notes to the extent described in this prospectus supplement.”

•	The name of the last underwriter listed on the front cover page should read: SOCIÉTÉ GÉNÉRALE.
Summary:
•	The second sentence of the first paragraph following the table under “Summary — Issuing Entity Property” should read: “As of the cut-off date, the receivables sold to the issuing entity on the closing date are expected to have an aggregate principal balance of approximately $628,278,834.97.”

•	The first sentence of the first paragraph under “Summary — Certificates” should read: “The issuing entity will also issue at least $28,278,834.97 initial principal amount of certificates.”

•	The first sentence of the first paragraph under “Summary — Enhancement — Subordination of the Certificates” should read: “The certificates have an initial principal balance of at least $28,278,834.97 and represent approximately 4.50% of the initial principal amount of all the notes and the certificates.”

•	The second and third sentences of the second paragraph under “Summary — Enhancement — Reserve Account” should read: “On the closing date, the depositor will make a deposit of at least $1,570,697.09 into the reserve account, which is approximately 0.25% of the initial outstanding principal balance of all of the notes and the certificates. Thereafter, on any distribution date while the notes are outstanding, the reserve account will generally be required to have a balance of not less than $1,570,697.09.”
The Issuing Entity:
•	The first sentence of the third paragraph under “The Issuing Entity — General” should read: “The Issuing Entity will initially be capitalized through (a) the issuance of the Notes and at least $28,278,834.97 aggregate principal amount of the certificates (the “Certificates”) and (b) a capital contribution, on the Closing Date, by the Depositor into the Yield Supplement Account of cash, in the aggregate amount of $ .”

•	The table under “The Issuing Entity — Capitalization and Liabilities of the Issuing Entity” should read:

Class A-1 Notes	$124,000,000.00
Class A-2 Notes	$185,000,000.00
Class A-3 Notes	$157,000,000.00
Class A-4 Notes	$134,000,000.00
Certificates	$28,278,834.97

Subtotal	$628,278,834.97

The Receivables
•	The second sentence of the third paragraph under “The Receivables — General” should read: “As of the Cut-off Date, the Receivables sold to the Issuing Entity on the Closing Date are expected to have an aggregate principal balance of approximately $628,278,834.97.”
Weighted Average Lives of the Notes:
•	The column titled “Aggregate Principal Balance” in the table following the fourth paragraph under “Weighted Average Lives of the Notes” should read:

Principal Balance
$1,063,875.26
16,420,881.23
34,497,143.85
92,937,045.73
467,964,074.49
15,395,814.41

•	The “ABS Tables” referred to in “Weighted Average Lives of the Notes” should read as set forth in Appendix A to this Supplement.

Subordination; Reserve Account
•	The third sentence of the first paragraph under “Subordination; Reserve Account — Reserve Account” should read: “The Reserve Account will be created with a deposit made by the Depositor on the Closing Date in an amount equal to at least $1,570,697.09, representing approximately 0.25% of the initial outstanding principal balance of all of the Notes and the Certificates (the “Reserve Account Initial Deposit”).”

•	The fourth paragraph under “Subordination; Reserve Account — Reserve Account” should read: “For any Distribution Date, the “Specified Reserve Account Balance” will be an amount not less than $1,570,697.09.”
Back Cover Page:
•	The total principal amount of the Notes indicated on the top of the back cover page should read: $600,000,000.

•	The principal amount of each Class of Notes indicated on the back cover page should read:
$124,000,000 Asset Backed Notes, Class A-1
$185,000,000 Asset Backed Notes, Class A-2a & Class A-2b
$157,000,000 Asset Backed Notes, Class A-3a & Class A-3b
$134,000,000 Asset Backed Notes, Class A-4a & Class A-4b
•	The name of the last underwriter listed on the back cover page should read: SOCIÉTÉ GÉNÉRALE.

Appendix A
ABS Tables

Percent of Initial Note Principal Amount at Various ABS Percentages

Distribution Date	Class A-1 Notes					Class A-2 Notes
	0.50%	1.00%	1.30%	1.50%	1.70%	0.50%	1.00%	1.30%	1.50%	1.70%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Jan-09	87.89	84.95	83.00	81.59	80.08	100.00	100.00	100.00	100.00	100.00
Feb-09	75.83	70.08	66.26	63.51	60.56	100.00	100.00	100.00	100.00	100.00
Mar-09	63.85	55.40	49.79	45.76	41.44	100.00	100.00	100.00	100.00	100.00
Apr-09	51.93	40.90	33.58	28.34	22.72	100.00	100.00	100.00	100.00	100.00
May-09	40.07	26.59	17.65	11.25	4.41	100.00	100.00	100.00	100.00	100.00
Jun-09	28.28	12.46	1.98	0.00	0.00	100.00	100.00	100.00	96.31	90.96
Jul-09	16.56	0.00	0.00	0.00	0.00	100.00	99.01	91.01	85.30	79.23
Aug-09	5.02	0.00	0.00	0.00	0.00	100.00	89.86	80.94	74.57	67.81
Sep-09	0.00	0.00	0.00	0.00	0.00	95.67	80.84	71.05	64.06	56.65
Oct-09	0.00	0.00	0.00	0.00	0.00	88.03	71.95	61.33	53.77	45.75
Nov-09	0.00	0.00	0.00	0.00	0.00	80.43	63.18	51.80	43.70	35.12
Dec-09	0.00	0.00	0.00	0.00	0.00	72.87	54.53	42.45	33.86	24.75
Jan-10	0.00	0.00	0.00	0.00	0.00	65.36	46.02	33.29	24.24	14.66
Feb-10	0.00	0.00	0.00	0.00	0.00	57.90	37.63	24.31	14.84	4.84
Mar-10	0.00	0.00	0.00	0.00	0.00	50.48	29.37	15.51	5.68	0.00
Apr-10	0.00	0.00	0.00	0.00	0.00	43.11	21.25	6.90	0.00	0.00
May-10	0.00	0.00	0.00	0.00	0.00	35.79	13.25	0.00	0.00	0.00
Jun-10	0.00	0.00	0.00	0.00	0.00	28.51	5.39	0.00	0.00	0.00
Jul-10	0.00	0.00	0.00	0.00	0.00	21.28	0.00	0.00	0.00	0.00
Aug-10	0.00	0.00	0.00	0.00	0.00	14.10	0.00	0.00	0.00	0.00
Sep-10	0.00	0.00	0.00	0.00	0.00	7.37	0.00	0.00	0.00	0.00
Oct-10	0.00	0.00	0.00	0.00	0.00	0.68	0.00	0.00	0.00	0.00
Nov-10	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (years) to Maturity(1)	0.40	0.34	0.30	0.29	0.27	1.31	1.10	0.99	0.92	0.86
Weighted Average Life (years) to Call(1)(2)	0.40	0.34	0.30	0.29	0.27	1.31	1.10	0.99	0.92	0.86
Optional Clean-Up Call Date(2)	Sep-09	Jul-09	Jul-09	Jun-09	Jun-09	Nov-10	Jul-10	May-10	Apr-10	Mar-10

(1) The weighted average life of a note is determined by (x) multiplying the amount of each principal payment on a note by the number of years from the date of issuance of the Note to the related Distribution Date, (y) adding the results and (z) dividing the sum by the original principal amount of the note.

(2) This calculation assumes that the servicer exercises its option to purchase the Receivables at the first opportunity.
     This table has been prepared based on the assumptions in this Prospectus Supplement (including the assumptions regarding the characteristics and performance of the Receivables, which will differ from the actual characteristics and performance of the Receivables) and should be read in conjunction with those assumptions.

Percent of Initial Note Principal Amount at Various ABS Percentages

Distribution Date	Class A-3 Notes					Class A-4 Notes
	0.50%	1.00%	1.30%	1.50%	1.70%	0.50%	1.00%	1.30%	1.50%	1.70%
Closing Date	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Jan-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Feb-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Mar-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Apr-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
May-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Jun-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Jul-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Aug-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Sep-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Oct-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Nov-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Dec-09	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Jan-10	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Feb-10	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Mar-10	100.00	100.00	100.00	100.00	94.45	100.00	100.00	100.00	100.00	100.00
Apr-10	100.00	100.00	100.00	96.16	83.52	100.00	100.00	100.00	100.00	100.00
May-10	100.00	100.00	98.22	85.90	72.92	100.00	100.00	100.00	100.00	100.00
Jun-10	100.00	100.00	88.52	75.91	62.64	100.00	100.00	100.00	100.00	100.00
Jul-10	100.00	97.24	79.05	66.20	52.70	100.00	100.00	100.00	100.00	100.00
Aug-10	100.00	88.28	69.80	56.76	43.08	100.00	100.00	100.00	100.00	100.00
Sep-10	100.00	79.86	61.08	47.83	33.94	100.00	100.00	100.00	100.00	100.00
Oct-10	100.00	71.59	52.56	39.15	25.09	100.00	100.00	100.00	100.00	100.00
Nov-10	92.98	63.46	44.25	30.71	16.54	100.00	100.00	100.00	100.00	100.00
Dec-10	85.20	55.48	36.14	22.53	8.28	100.00	100.00	100.00	100.00	100.00
Jan-11	77.48	47.64	28.25	14.61	0.34	100.00	100.00	100.00	100.00	100.00
Feb-11	69.82	39.96	20.57	6.94	0.00	100.00	100.00	100.00	100.00	91.44
Mar-11	62.20	32.42	13.10	0.00	0.00	100.00	100.00	100.00	99.45	82.84
Apr-11	54.65	25.04	5.85	0.00	0.00	100.00	100.00	100.00	91.08	74.61
May-11	47.14	17.80	0.00	0.00	0.00	100.00	100.00	98.61	83.01	66.74
Jun-11	39.70	10.72	0.00	0.00	0.00	100.00	100.00	90.61	75.25	59.23
Jul-11	32.30	3.79	0.00	0.00	0.00	100.00	100.00	82.88	67.79	52.10
Aug-11	25.59	0.00	0.00	0.00	0.00	100.00	97.02	75.75	60.88	45.40
Sep-11	18.93	0.00	0.00	0.00	0.00	100.00	89.76	68.85	54.23	39.03
Oct-11	12.32	0.00	0.00	0.00	0.00	100.00	82.66	62.18	47.86	32.98
Nov-11	5.76	0.00	0.00	0.00	0.00	100.00	75.72	55.73	41.77	27.26
Dec-11	0.00	0.00	0.00	0.00	0.00	99.12	68.95	49.52	35.96	21.86
Jan-12	0.00	0.00	0.00	0.00	0.00	91.55	62.34	43.54	30.42	16.79
Feb-12	0.00	0.00	0.00	0.00	0.00	84.05	55.90	37.79	25.17	12.06
Mar-12	0.00	0.00	0.00	0.00	0.00	76.61	49.62	32.28	20.20	7.65
Apr-12	0.00	0.00	0.00	0.00	0.00	69.23	43.51	27.01	15.51	3.59
May-12	0.00	0.00	0.00	0.00	0.00	61.91	37.57	21.97	11.11	0.00
Jun-12	0.00	0.00	0.00	0.00	0.00	54.66	31.80	17.17	7.00	0.00
Jul-12	0.00	0.00	0.00	0.00	0.00	47.47	26.21	12.62	3.18	0.00
Aug-12	0.00	0.00	0.00	0.00	0.00	40.34	20.78	8.30	0.00	0.00
Sep-12	0.00	0.00	0.00	0.00	0.00	34.59	16.33	4.69	0.00	0.00
Oct-12	0.00	0.00	0.00	0.00	0.00	28.89	12.02	1.26	0.00	0.00
Nov-12	0.00	0.00	0.00	0.00	0.00	23.24	7.85	0.00	0.00	0.00
Dec-12	0.00	0.00	0.00	0.00	0.00	17.65	3.81	0.00	0.00	0.00
Jan-13	0.00	0.00	0.00	0.00	0.00	12.10	0.00	0.00	0.00	0.00
Feb-13	0.00	0.00	0.00	0.00	0.00	6.61	0.00	0.00	0.00	0.00
Mar-13	0.00	0.00	0.00	0.00	0.00	1.18	0.00	0.00	0.00	0.00
Apr-13	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Weighted Average Life (years) to Maturity(1)	2.45	2.12	1.93	1.80	1.67	3.64	3.33	3.09	2.90	2.71
Weighted Average Life (years) to Call(1)(2)	2.45	2.12	1.93	1.80	1.67	3.63	3.33	3.09	2.90	2.71
Optional Clean-Up Call Date(2)	Dec-11	Aug-11	May-11	Mar-11	Feb-11	Mar-13	Jan-13	Oct-12	Aug-12	May-12

(1) The weighted average life of a note is determined by (x) multiplying the amount of each principal payment on a note by the number of years from the date of issuance of the Note to the related Distribution Date, (y) adding the results and (z) dividing the sum by the original principal amount of the note.

(2) This calculation assumes that the servicer exercises its option to purchase the Receivables at the first opportunity.

     This table has been prepared based on the assumptions in this Prospectus Supplement (including the assumptions regarding the characteristics and performance of the Receivables, which will differ from the actual characteristics and performance of the Receivables) and should be read in conjunction with those assumptions.